Exhibit 99.1

Dollar General Corporation Reports Third Quarter 2016 Financial Results

  Net Sales Increased 5.0%; Same-Store Sales Decreased 0.1%
  Diluted Earnings Per Share of $0.84, Including Approximately $0.05 Charge for Store Relocation Costs and Disaster-Related Expenses
  Cash From Operations Increased 39% Year to Date Through the Third Quarter
  $892 Million of Capital Returned to Shareholders Year to Date Through the Third Quarter
  2016 Full Year Diluted EPS Growth Forecasts at the Low End of the Company’s Long-Term Growth Model Range of 10 Percent to 15 Percent

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--December 1, 2016--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2016 third quarter (13 weeks) ended October 28, 2016.

“The challenging retail environment that we experienced in the 2016 second quarter continued into the third quarter, contributing to weakness in our same-store sales and our financial performance. In the 2016 third quarter, we invested in gross margin with the goal of driving traffic and sales over time. Many of these actions are gaining traction with our core customers, and we are encouraged by the early results. As expected, the full benefit on our same-store sales will not be immediate. In addition, we saw an acceleration in headwinds from average unit retail price deflation and reductions in SNAP benefits in the 2016 third quarter as compared to the 2016 second quarter. We are focused on efforts to drive traffic in our stores and to control the factors we can control as we look to overcome the issues impacting our results, many of which we believe are macroeconomic and transitory in nature,” said Todd Vasos, Dollar General’s chief executive officer.

“We continue to believe that our business model is strong given our value proposition to our consumers. We are investing in accelerated new store growth with excellent returns, as well as the infrastructure to support this growth, while continuing to return cash to shareholders."

Third Quarter Highlights

The Company reported net income of $235 million, or $0.84 per diluted share, in the 2016 third quarter, compared to net income of $253 million, or $0.86 per diluted share, in the 2015 third quarter.

Net sales increased 5.0 percent to $5.32 billion in the 2016 third quarter compared to $5.07 billion in the 2015 third quarter. Same-store sales decreased 0.1 percent from the 2015 third quarter primarily due to a decline in traffic partially offset by an increase in average transaction amount. Same-store sales were driven by positive results in the consumables category offset by negative results in the seasonal, apparel and home products categories. The net sales increase was positively affected by sales from new stores, modestly offset by sales from closed stores.

Gross profit, as a percentage of net sales, was 29.8 percent in the 2016 third quarter, a decrease of 49 basis points from the 2015 third quarter. The gross profit rate decrease was primarily attributable to higher markdowns, driven mainly by inventory clearance and promotional activities, a greater proportion of sales of consumables, and increased inventory shrink, partially offset by higher initial inventory markups.

Selling, general and administrative expense (“SG&A”), as a percentage of net sales, was 22.5 percent in the 2016 third quarter compared to 22.0 percent in the 2015 third quarter, an increase of 48 basis points. The SG&A increase was primarily attributable to increased retail labor and occupancy costs. The 2016 third quarter also included charges of $13.0 million, or 25 basis points, associated with the acquisition of the former Walmart Express store locations and related closure of existing stores, $11.0 million of which was for lease termination and other exit and disposal costs. In addition, the Company experienced an increase in disaster-related expenses of $7.7 million, or 14 basis points, most of which were hurricane related. Partially offsetting these items were reductions in administrative payroll costs, incentive compensation expenses and advertising expenses. The 2015 period reflects expenses of $6.1 million related to a corporate restructuring for severance-related benefit costs.

The effective income tax rate was 36.2 percent for the 2016 third quarter compared to a rate of 37.0 percent for the 2015 third quarter. The effective income tax rate was lower in the 2016 third quarter due primarily to the recognition of additional amounts of the Work Opportunity Tax Credit (“WOTC”) in the 2016 third quarter. The December 2015 reenactment of the WOTC allowed the Company to receive credits for eligible employees hired during the third quarter of 2016. By comparison, in the 2015 third quarter, only a limited number of employees (hired on or before December 31, 2014) were eligible for the credit.

39-Week Period Results

For the 39-week period ended October 28, 2016, net sales increased 5.9 percent over the comparable 2015 period to $15.98 billion. Same-store sales increased 0.9 percent compared to the corresponding 2015 period. An increase in average transaction amount was the primary contributor to the increase in same-store sales. The remainder of the net sales increase was attributable to sales from new stores, modestly offset by sales from closed stores.

Gross profit increased by 5.6 percent and, as a percentage of net sales, decreased by 10 basis points to 30.6 percent in the 2016 39-week period compared to the comparable 2015 period. The majority of the gross profit rate decrease in the 2016 period as compared to the 2015 period was due to higher markdowns, driven mainly by promotional activities and inventory clearance, a greater proportion of sales of consumables, and increased inventory shrink, partially offset by higher inventory initial markups and lower transportation costs, partially attributable to lower fuel rates.

SG&A rounded to 21.9 percent of net sales in both the 2016 and 2015 periods, increasing by 5 basis points in the 2016 period. The SG&A increase was primarily attributable to increased retail labor and occupancy costs. As noted above, the 2016 period included lease termination and other expenses related to the acquired Walmart Express stores and disaster-related expenses. Partially offsetting these items were reductions in administrative payroll costs, incentive compensation, and advertising costs. The 2015 period reflects expenses of $6.1 million related to a corporate restructuring for severance-related benefit costs.

The effective income tax rate for the 2016 period was 36.1 percent compared to a rate of 37.6 percent for the 2015 period. The effective income tax rate was lower in the 2016 period due primarily to the recognition of additional amounts of the WOTC and the Company’s early adoption of an amended accounting standard for employee share-based payments. The December 2015 reenactment of the WOTC allowed the Company to receive credits for eligible employees hired during the 2016 period. By comparison, in the 2015 period, only a limited number of employees (hired on or before December 31, 2014) were eligible for the credit.

For the 2016 39-week period, the Company reported net income of $837 million, or $2.95 per diluted share, compared to net income of $789 million, or $2.65 per diluted share, for the 2015 39-week period.

Merchandise Inventories

As of October 28, 2016, total merchandise inventories, at cost, were $3.49 billion compared to $3.10 billion as of October 30, 2015, an increase of 5.6 percent on a per-store basis. The increase was concentrated in everyday planogram categories as compared to seasonally-related categories. Key factors impacting the increase in per store inventory were the Company’s on-shelf availability initiative and the timing of receipts, coupled with sales performance.

Capital Expenditures

Total additions to property and equipment in the 39-week period ended October 28, 2016 were $406 million, including: $136 million for distribution and transportation-related capital expenditures; $116 million for improvements, upgrades, remodels and relocations of existing stores; $92 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; $38 million for stores purchased or built by the Company and $18 million for information systems upgrades and technology-related projects. During the 2016 39-week period, the Company opened 768 new stores and remodeled or relocated 861 stores.

Share Repurchases

During the 2016 third quarter, the Company repurchased 2.9 million shares of its common stock under its share repurchase program at an average price of $77.18 per share. For the 2016 39-week period, the Company repurchased 8.2 million shares of its common stock under the share repurchase program at an average price of $83.24 per share. Since the inception of the share repurchase program in December 2011 through the end of the 2016 third quarter, the Company has repurchased 70.2 million shares totaling $4.3 billion, at an average price of $60.65 per share. The total remaining authorization for future repurchases was approximately $1.2 billion at the end of the 2016 third quarter. The authorization has no expiration date.

Dividend

On November 30, 2016, the Board of Directors declared its regular quarterly cash dividend of $0.25 per share on the Company’s common stock. The fourth quarter dividend will be payable on January 4, 2017 to shareholders of record at the close of business on December 21, 2016.

Financial Outlook

On March 10, 2016, the Company stated that it intended to update its diluted EPS guidance for the 53-weeks ending February 3, 2017 (“fiscal 2016”) only if the Company no longer reasonably expects diluted EPS to fall within the 10 percent to 15 percent range outlined in the long-term growth model included in its press release issued on that date. The Company now forecasts diluted EPS growth for fiscal 2016 to be at the low end of the Company’s long-term growth model range of 10 percent to 15 percent. The Company expects the 53rd week to contribute approximately 200 basis points to its net sales performance and continues to estimate a $0.09 per diluted share impact to EPS.

As stated in the March 10, 2016 press release, the Company does not intend, and specifically disclaims any duty, to update its expectations regarding where in the range of guidance fiscal 2016 net sales, same-store sales or diluted EPS may fall, or to update any component of the growth model outlined in that press release, other than the diluted EPS range as specified herein. However, the Company does intend to discuss square footage growth from time to time. For the 52-week period ending February 2, 2018 (“fiscal 2017”), the Company plans to increase square footage growth by approximately 7.5 percent with the opening of approximately 1,000 new stores in addition to remodeling or relocating 900 stores.

The Company continues to use the long-term growth model outlined in its March 10, 2016 press release in discussions of its business, and by doing so the Company does not undertake to update any portion of the growth model. In any given year, one or more key drivers of the model may be outside of the annual targets outlined in such model.

Conference Call Information

The Company will hold a conference call on Thursday, December 1, 2016, at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and John Garratt, chief financial officer. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference passcode is 4908601. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, News & Events, Events & Presentations.” A replay of the conference call will be available through Thursday, December 15, 2016, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 4908601.

Forward-Looking Statements

This press release contains forward-looking information, including statements regarding the Company’s outlook, plans and intentions, including, but not limited to, statements made within the quotations of Mr. Vasos and in the section entitled “Financial Outlook”. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,” “will,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “confident,” “opportunities,” “goal,” “prospect,” “positioned,” “accelerate,” “intend,” “committed,” “continue,” “looking ahead,” “going forward,” “focused on,” “look to,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions, including their effect on employment levels, consumer demand, customer traffic, disposable income, credit availability and spending patterns, inflation, deflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, sourcing, customer segmentation, shrink, private brand, distribution and transportation, store operations, store formats, budgeting and expense reduction, and real estate;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  levels of inventory shrinkage;
  effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates, including consolidation;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  disruptions, unanticipated or unusual expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs (including increased fuel costs and carrier rates or driver wages), work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability and food safety claims;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, environmental compliance, product safety, food safety, information security and privacy, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, administrative proceedings, regulatory actions or other litigation;
  natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;
  damage or interruption to the Company’s information systems or failure of technology initiatives to deliver desired or timely results;
  ability to attract and retain qualified employees, while controlling labor costs (including effects of regulatory changes related to overtime exemption under Fair Labor Standards Act if implemented) and other labor issues;
  the Company’s loss of key personnel, inability to hire additional qualified personnel or disruption of executive management as a result of retirements or transitions;
  failure to successfully manage inventory balances;
  seasonality of the Company’s business;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to maintain the security of information that the Company holds, whether as a result of a data security breach or otherwise;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or a lowering of the Company’s credit ratings;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to lease accounting guidance, revenue recognition and intra-company transfers;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law or as set forth under “Financial Outlook” herein. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. Dollar General operates 13,205 stores in 43 states as of October 28, 2016. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	October 28	October 30	January 29
	2016	2015	2016
ASSETS
Current assets:
Cash and cash equivalents	$200,236	$182,514	$157,947
Merchandise inventories	3,488,247	3,101,908	3,074,153
Income taxes receivable	54,586	11,877	6,843
Prepaid expenses and other current assets	225,443	192,476	193,467
Total current assets	3,968,512	3,488,775	3,432,410
Net property and equipment	2,388,463	2,237,068	2,264,062
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,200,734	1,201,110	1,200,994
Other assets, net	20,778	22,751	21,830
Total assets	$11,917,076	$11,288,293	$11,257,885

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$501,480	$1,358	$1,379
Accounts payable	1,948,111	1,470,107	1,494,225
Accrued expenses and other	504,427	473,528	467,122
Income taxes payable	5,721	30,462	32,870
Total current liabilities	2,959,739	1,975,455	1,995,596
Long-term obligations	2,673,210	3,105,332	2,969,175
Deferred income taxes	637,135	584,366	639,955
Other liabilities	285,140	279,547	275,283
Total liabilities	6,555,224	5,944,700	5,880,009

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	244,457	254,697	250,855
Additional paid-in capital	3,144,632	3,095,790	3,107,283
Retained earnings	1,977,969	1,999,119	2,025,545
Accumulated other comprehensive loss	(5,206)	(6,013)	(5,807)
Total shareholders' equity	5,361,852	5,343,593	5,377,876
Total liabilities and shareholders' equity	$11,917,076	$11,288,293	$11,257,885

Note: Certain financial disclosures relating to prior periods have been reclassified to conform to the current year presentation where applicable.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	October 28	% of Net	October 30	% of Net
	2016	Sales	2015	Sales
Net sales	$5,320,029	100.00%	$5,067,048	100.00%
Cost of goods sold	3,732,519	70.16	3,530,086	69.67
Gross profit	1,587,510	29.84	1,536,962	30.33
Selling, general and administrative expenses	1,194,519	22.45	1,113,103	21.97
Operating profit	392,991	7.39	423,859	8.37
Interest expense	23,877	0.45	21,394	0.42
Other (income) expense	-	0.00	326	0.01
Income before income taxes	369,114	6.94	402,139	7.94
Income tax expense	133,799	2.52	148,818	2.94
Net income	$235,315	4.42%	$253,321	5.00%

Earnings per share:
Basic	$0.84		$0.87
Diluted	$0.84		$0.86
Weighted average shares outstanding:
Basic	280,441		292,037
Diluted	281,283		292,904

	For the 39 Weeks Ended
	October 28	% of Net	October 30	% of Net
	2016	Sales	2015	Sales
Net sales	$15,977,352	100.00%	$15,081,624	100.00%
Cost of goods sold	11,095,461	69.44	10,457,802	69.34
Gross profit	4,881,891	30.56	4,623,822	30.66
Selling, general and administrative expenses	3,499,060	21.90	3,295,957	21.85
Operating profit	1,382,831	8.65	1,327,865	8.80
Interest expense	72,310	0.45	63,669	0.42
Other (income) expense	-	0.00	326	0.00
Income before income taxes	1,310,521	8.20	1,263,870	8.38
Income tax expense	473,564	2.96	474,965	3.15
Net income	$836,957	5.24%	$788,905	5.23%

Earnings per share:
Basic	$2.96		$2.66
Diluted	$2.95		$2.65
Weighted average shares outstanding:
Basic	283,152		296,307
Diluted	284,126		297,174

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 39 Weeks Ended
	October 28	October 30
	2016	2015
Cash flows from operating activities:
Net income	$836,957	$788,905
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	282,386	263,287
Deferred income taxes	(3,207)	(59,026)
Loss on debt retirement, net	-	326
Noncash share-based compensation	27,676	28,890
Other noncash (gains) and losses	1,935	7,130
Change in operating assets and liabilities:
Merchandise inventories	(405,456)	(317,273)
Prepaid expenses and other current assets	(30,471)	(24,242)
Accounts payable	439,259	75,880
Accrued expenses and other liabilities	50,683	58,701
Income taxes	(74,892)	(12,246)
Other	(456)	(1,220)
Net cash provided by (used in) operating activities	1,124,414	809,112

Cash flows from investing activities:
Purchases of property and equipment	(405,899)	(386,886)
Proceeds from sales of property and equipment	4,333	813
Net cash provided by (used in) investing activities	(401,566)	(386,073)

Cash flows from financing activities:
Issuance of long-term obligations	-	499,220
Repayments of long-term obligations	(1,302)	(502,120)
Net increase in commercial paper outstanding	453,000	-
Borrowings under revolving credit facilities	1,584,000	1,302,100
Repayments of borrowings under revolving credit facilities	(1,835,000)	(914,100)
Debt issuance costs	-	(7,011)
Repurchases of common stock	(679,416)	(1,009,411)
Payments of cash dividends	(212,249)	(195,169)
Other equity and related transactions	10,408	6,143
Net cash provided by (used in) financing activities	(680,559)	(820,348)

Net increase (decrease) in cash and cash equivalents	42,289	(397,309)
Cash and cash equivalents, beginning of period	157,947	579,823
Cash and cash equivalents, end of period	$200,236	$182,514

Supplemental cash flow information:
Cash paid for:
Interest	$68,258	$63,125
Income taxes	$552,259	$548,445
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$46,647	$37,659

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	October 28	October 30
	2016	2015	% Change
Consumables	$4,137,748	$3,921,663	5.5%
Seasonal	575,912	555,862	3.6%
Home products	329,715	317,963	3.7%
Apparel	276,654	271,560	1.9%
Net sales	$5,320,029	$5,067,048	5.0%

	For the 39 Weeks Ended
	October 28	October 30
	2016	2015	% Change
Consumables	$12,293,395	$11,543,276	6.5%
Seasonal	1,873,715	1,784,680	5.0%
Home products	968,161	925,292	4.6%
Apparel	842,081	828,376	1.7%
Net sales	$15,977,352	$15,081,624	5.9%

Store Activity

		For the 39 Weeks Ended
		October 28	October 30
		2016	2015

Beginning store count		12,483	11,789
New store openings		768	634
Store closings		(46)	(27)
Net new stores		722	607
Ending store count		13,205	12,396
Total selling square footage (000's)		98,093	91,818
Growth rate (square footage)		6.8%	6.0%

CONTACTS
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
or
Matt Hancock, 615-855-4811
or
Media Contacts:
Dan MacDonald, 615-855-5209
or
Crystal Ghassemi, 615-855-5210